Exhibit 10.28

AMENDED AND RESTATED ADDENDUM NO. 5 TO LEASE

THIS AMENDED AND RESTATED ADDENDUM NO. 5 TO LEASE (“Addendum No. 5”) is dated as of June 30, 2015, by and between 1201 F STREET, L.P., a Delaware limited partnership (“Lessor”) (successor in interest to 1201 F Street L.L.C.), and CRA INTERNATIONAL, INC., formerly known as Charles River Associates Incorporated, a Massachusetts corporation (“Lessee”).

W I T N E S S E T H:

WHEREAS, by Lease dated November 29, 1999 (the “Original Lease”), as amended by Addendum No. 1 dated as of December 2, 1999, Addendum No. 2 dated as of September 22, 2000, Addendum No. 3 dated as of November 18, 2005, and Addendum No. 4 dated as of December 1, 2009 (collectively, the “Lease”), Lessor leased to Lessee and Lessee leased from Lessor, approximately thirty-six thousand six hundred (36,600) square feet of rentable area on the seventh (7th) and eighth (8th) floors of the office building located at 1201 F Street, N.W., Washington, D.C. 20004 (such area being hereinafter referred to as the “Demised Premises,” and the building being hereinafter referred to as the “Building”) and approximately five hundred seventy (570) square feet of storage space in the Building (such area being hereinafter referred to as the “Storage Space”);

WHEREAS, Lessee has requested that the Lease be terminated with regard to a portion of the Demised Premises located on the seventh (7th) floor of the Building (the “Additional Give-Back Premises”), which Additional Give-Back Premises is identified as area “B” on Exhibit A-1 attached hereto and made a part hereof, and with respect to a portion of the Storage Space (the “Give-Back Storage Space”), which Give-Back Storage Space is identified on Exhibit A-2 attached hereto and made a part hereof, and Lessor, upon receipt of Lessee’s request, has agreed to the requested termination of the Lease with regard to the Additional Give-Back Premises and the Give-Back Storage Space upon the terms and conditions hereinafter set forth in the body of this Addendum No. 5;

WHEREAS, the term of the Lease (the “Current Term”) currently is scheduled to expire on October 31, 2015, and Lessee has requested that the term of the Lease be extended for an additional period of twelve (12) years (the “Addendum No. 5 Extension Term,” and with the Current Term, the “Lease Term”);

WHEREAS, Lessee has accepted Lessor’s proposed terms and conditions with respect to the Addendum No. 5 Extension Term and the surrender of the Additional Give-Back Premises and the Give-Back Storage Space;

WHEREAS, unless otherwise provided herein, all terms used in this Addendum No. 5 that are defined in the Lease shall have the meanings provided for in the Lease; and

WHEREAS, Lessor and Lessee desire to formally reflect their understandings and agreements with respect to the foregoing and as to certain other matters, and therefore to revise and modify the Lease accordingly, with respect to the following provisions:

1.                                      Method of Measurement

2.                                      Partial Surrender

3.                                      Demised Premises

4.                                      Swing Space

5.                                      Addendum No. 5 Extension Term

6.                                      Security Deposit

7.                                      Condition

8.                                      Addendum No. 5 Hold Space

9.                                      Addendum No. 5 Option Space

10.                               Addendum No. 5 Right of Opportunity

11.                               Second Extension Term

12.                               Parking

13.                               Compliance with Laws

14.                               Storage Space

15.                               Amendment and Restatement

16.                               Lender Approval

17.                               Broker and Agent

18.                               Exculpation

19.                               Confidentiality

20.                               Other Terms and Provisions

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                   METHOD OF MEASUREMENT

(A)                               The parties acknowledge and agree that the Building and the Demised Premises have been remeasured in accordance with a modified version of BOMA.  Based thereon, the Building contains 223,302 rentable square feet of office area and 14,475 rentable square feet of retail area.

(B)                               Unless and until the Lease (as amended hereby) is extended for the Second Extension Term (as modified hereby), Lessee’s obligations under the Lease for the remainder of the Lease Term (i.e., until October 31, 2027, or, if applicable, the Addendum No. 5 Hold Space Extension Period, as hereinafter defined) with respect to the Demised Premises not inclusive of the Addendum No. 5 Hold Space (as hereinafter defined), the Addendum No. 5 Option Space (as hereinafter defined) or any Addendum No. 5 ROFO Space (as hereinafter defined) that are based on square footage amounts shall not be adjusted to reflect any subsequent remeasurement and, instead, will continue to reflect the measurement of the Demised Premises set forth in this Addendum No. 5.

2.                   PARTIAL SURRENDER

(A)                               Subject to the exercise by Lessee of the Addendum No. 5 Hold Space Option (as hereinafter defined), Addendum No. 5 Option Space Option (as hereinafter defined) and/or Addendum No. 5 Right of Opportunity (as hereinafter defined), the Lease shall be and is hereby irrevocably terminated as to the Additional Give-Back Premises effective as of 11:59 p.m. on the date (the “Addendum No. 5 Partial Termination Date”) that is the earlier to occur of (i) October 31, 2015, and (ii) the 7th Floor Vacation Date (as hereinafter defined).  The Lease shall be and is hereby irrevocably terminated as to the Give-Back Storage Space effective as of 11:59 p.m. on October 31, 2015 (the “Give-Back Storage Space Termination Date”).  The

Lease shall be deemed to be of no further force and effect with regard to the Additional Give-Back Premises effective as of the Addendum No. 5 Partial Termination Date and the Give-Back Storage Space effective as of the Give-Back Storage Space Termination Date, subject to conditions otherwise set forth herein.  Lessor and Lessee, as of the Addendum No. 5 Partial Termination Date with respect to the Additional Give-Back Premises and the Give-Back Storage Space Termination Date with respect to the Give-Back Storage Space, shall be and are hereby equally released and discharged from any obligations to observe the terms and conditions of the Lease with regard to the Additional Give-Back Premises and the Give-Back Storage Space; provided, however, that both parties shall comply with the conditions otherwise set forth herein, and Lessee shall remain fully obligated with regard to the Additional Give-Back Premises and the Give-Back Storage Space for all rent and other charges incurred through the Addendum No. 5 Partial Termination Date (including amounts with respect thereto billed subsequent to such date) with respect to the Additional Give-Back Premises and the Give-Back Storage Space Termination Date (including amounts with respect thereto billed subsequent to such date) with respect to the Give-Back Storage Space, all under the terms of the Lease and Lessor shall remain obligated with respect to the terms and conditions of the Lease which expressly survive expiration of the Lease, such as year end reconciliation of Operating Expenses, Operating Costs and Real Estate Taxes, as provided in Section 6 of the Original Lease, as amended by Section 3 of Addendum No. 2, Section 5 of Addendum No. 3 and Section 3 of Addendum No. 4.

(B)                               The Lease with regard to the Additional Give-Back Premises and the Give-Back Storage Space shall terminate without payment of damages, expenses, penalty, or any other compensation or consideration from Lessor to Lessee.

(C)                               On or before the Addendum No. 5 Partial Termination Date, Lessee shall deliver the Additional Give-Back Premises to Lessor and, on or before the Give-Back Storage Space Termination Date, Lessee shall deliver the Give-Back Storage Space to Lessor, in both cases in “as is,” broom clean condition, and free and clear of all tenancies and occupancies, whether by lease, sublease or otherwise, with no obligation to remove any Alterations or other improvements to the Additional Give-Back Premises and Give-Back Storage Space.

3.                   DEMISED PREMISES

(A)                               Following the Addendum No. 5 Partial Termination Date, the Lease with regard to the remainder of the Demised Premises shall remain in full force and effect for the remainder of the Lease Term, including any further extension terms provided herein, and shall remain unmodified, except as specifically provided for herein.

(B)                               From and after the Addendum No. 5 Partial Termination Date, but subject to the exercise by Lessee of the Addendum No. 5 Hold Space Option, Addendum No. 5 Option Space Option, Addendum No. 5 Right of Opportunity and/or Second Extension Option, the Demised Premises shall be deemed to contain 33,258 rentable square feet.

(C)                               From and after the day immediately following the Addendum No. 5 Partial Termination Date, all of Lessee’s obligations under the Lease with respect to its payments of its proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes (as provided in Section 6 of the Original Lease, as amended by Section 3 of Addendum No. 2, Section 5 of Addendum No. 3 and Section 3 of Addendum No. 4) shall continue unchanged (subject to Section 4(C) below); provided that as a result of Lessee being released from payment of rent for the Additional Give-Back Premises after the Addendum No. 5 Partial Termination Date, (i) Lessee’s proportionate share of Operating Expenses shall be 13.99%; (ii) Lessee’s proportionate share of Operating Costs shall be 14.89%; and (iii) Lessee’s proportionate share of Real Estate Taxes shall be 13.99%.

(D)                               The term “Re-Included Space” shall mean the portion of the Demised Premises (as modified hereby) containing approximately 4,233 rentable square feet on the seventh (7th) floor of the Building and identified as area “Ae” on Exhibit A-1 attached hereto.  The term “Remainder Demised Premises” shall mean the Demised Premises (as modified hereby) less and except the Re-Included Space.

4.                   SWING SPACE

(A)                               The term “Swing Space” shall mean approximately 7,292 rentable square feet located on the sixth (6th) floor of the Building.  The Swing Space is more particularly described on Exhibit A-3 attached hereto.

(B)                               If Lessee elects by written notice to Lessor, Lessor shall grant Lessee a license to occupy the Swing Space during the period commencing on the date (the “Swing Space Commencement Date”) that is the later of (i) three (3) business days after Lessor’s receipt of such notice and (ii) February 1, 2015, and expiring on November 30, 2015 (subject to possible extension pursuant to Section 7 below, the “Swing Space Expiration Date”) or such earlier date on which Lessee relocates from the Swing Space to the Demised Premises for the conduct of its business.  For each calendar month or portion thereof during the term of such license, Lessee shall pay a license fee with respect to the Swing Space that is equal (on a per-rentable-square-foot-basis) to the Monthly Rent and payments on account of Operating Expenses, Operating Costs and Real Estate Taxes that are then applicable to the Demised Premises (without regard to any abatement that may be applicable thereto).  The term “Swing Space Non-Premium Holdover Expiration Date” shall mean the date that is thirty (30) days after Lessor notifies Lessee that Lessor has relet the Swing Space, or, if later, the date that is identified in such notice as the date on which Lessor requires possession of the Swing Space in connection with such reletting; provided, however, that in no event shall the Swing Space Non-Premium Holdover Expiration Date occur prior to the Swing Space Expiration Date.  If Lessee holds over with respect to the Swing Space, then (x) during the period, if any, commencing on the day after the Swing Space Expiration Date and expiring on the Swing Space Non-Premium Holdover Expiration Date, the holdover rent with respect to the Swing Space shall be the same as the license fee in effect immediately prior to the Swing Space Expiration Date, and (y) if Lessee fails to surrender the Swing Space on or before the Swing Space Non-Premium Holdover Expiration Date, then holdover rent shall be payable with respect to the Swing Space, calculated as more particularly set forth in the Lease; provided, however, that if Lessee surrenders the Swing Space within thirty (30) days after the Swing Space Non-Premium Holdover Expiration Date, then Lessee shall not be liable for consequential damages in connection with such holdover.  Lessee shall provide reasonable prior notice before commencing or ceasing physical occupancy of any portion of the Swing Space.

(C)                               Lessee shall accept the Swing Space in its “as is” condition as of the Swing Space Commencement Date, except, however base Building systems serving the Swing Space shall be in good working order.  Lessor shall not be obligated to provide any Alterations to or for such Swing Space.  Lessor shall furnish such services and utilities to the Swing Space as are furnished to the Demised Premises.  On or before the expiration or earlier termination of the term of the license with respect to the Swing Space, Lessee shall remove all Alterations (but not including any wiring or cabling, other than wiring and cabling located outside the Swing Space to connect the same to the Demised Premises and/or the Additional Give-Back Premises, it being understood that Lessee’s failure timely to remove such wiring and cabling shall not, in and of itself, constitute a holdover with respect to the Swing Space) installed in the Swing Space by or through Lessee and return the same broom clean and free of debris.  Except as otherwise specified in this Section, all of the terms, covenants, conditions and provisions of the Lease shall apply to the Swing Space as if the Swing Space constituted a portion of the Demised Premises.

(D)                               If Lessee elects by written notice to Lessor prior to September 30, 2015, Lessor shall grant Lessee a license to occupy the Additional Give-Back Premises during the period (if any) commencing on November 1, 2015 (the “Give-Back Swing Space Commencement Date”), and expiring thirty (30) days after Lessor notifies Lessee that Lessor has relet the Additional Give-Back Premises, or, if later, expiring on the date identified in such notice as the date on which Lessor requires possession of the Additional Give-Back Premises in connection with such reletting (the “Give-Back Swing Space Expiration Date”), or such earlier date on which Lessee relocates from the Additional Give-Back Premises to the Demised Premises for the conduct of its business.  Except as expressly set forth in this Section 4(D), all of the terms and conditions applicable to the Swing Space (including the license fee applicable thereto on a per-rentable-square-foot-basis) shall apply to the Additional Give-Back Premises during the period commencing on the Give-Back Swing Space Commencement Date and expiring on the Give-Back Swing Space Expiration Date.

(E)                                It is Lessee’s intent to vacate the 8th floor of the Demised Premises and relocate to the Swing Space for purposes of performing Leasehold Improvements on the 8th floor of the Demised Premises.  The date Lessee so vacates the 8th floor of the Demised Premises is herein referred to as the “8th Floor Vacation Date”.  It is then the intent of Lessee to relocate from the 7th floor of the Demised Premises to the 8th floor of the Demised Premises once the 8th floor of the Demised Premises are sufficiently complete for the conduct of Lessee’s business in order to construct Leasehold Improvements on the 7th floor of the Demised Premises.  The date Lessee so vacates the 7th floor of the Demised Premises is herein referred to as the “7th Floor Vacation Date”.  Once the Leasehold Improvements on the 7th floor of the Demised Premises are sufficiently complete, it is the intent of Lessee to relocate from the Swing Space to the 7th floor of the Demised Premises.  It is Lessee’s intent to complete all such Leasehold Improvements and, accordingly, vacate the Swing Space on or before November 30, 2015.  As more fully provided in Section 4(B) above, such date is referred to as the Swing Space Expiration Date.  The period commencing on the 8th Floor Vacation Date and ending on the 7th Floor Vacation Date is here in referred to as the “8th Floor Construction Period” and the period commencing on the 7th Floor Vacation Date and ending on the Swing Space Expiration Date is herein referred to as the “7th Floor Construction Period”.

5.                   ADDENDUM NO. 5 EXTENSION TERM

(A)                               The Addendum No. 5 Extension Term shall commence on November 1, 2015 (the “Addendum No. 5 Extension Term Commencement Date”), and shall expire on October 31, 2027 (the “Addendum No. 5 Extension Term Expiration Date”); provided, however, that if Lessee extends the Lessee Addendum No. 5 Hold Space Option Notice Deadline (as hereinafter defined) for one (1), two (2) or three (3) months, then the Addendum No. 5 Extension Term Expiration Date shall be November 30, 2027 (and the Addendum No. 5 Extension Term shall be extended accordingly), and if Lessee extends the Lessee Addendum No. 5 Hold Space Option Notice Deadline for four (4), five (5) or six (6) months, then the Addendum No. 5 Extension Term Expiration Date shall be December 31, 2027 (and the Addendum No. 5 Extension Term shall be extended accordingly).  If the Addendum No. 5 Extension Term Expiration Date is so extended, then the period commencing on November 1, 2027, and expiring on the Addendum No. 5 Extension Term Expiration Date (as so extended) shall be known as the “Addendum No. 5 Hold Space Extension Period.”

(B)                               The Monthly Rent during the Addendum No. 5 Extension Term (the “Addendum No. 5 Extension Term Monthly Rent”) shall commence to be due and owing on November 1, 2015, and shall be as follows:

Period	Addendum No. 5 Extension Term Monthly Rent	Annual Amount Per Square Foot

November 1, 2015 — October 31, 2016	$110,860.00	$40.00
November 1, 2016 — October 31, 2017	$113,354.35	$40.90
November 1, 2017 — October 31, 2018	$115,904.13	$41.82
November 1, 2018 — October 31, 2019	$118,509.34	$42.76
November 1, 2019 — October 31, 2020	$121,169.98	$43.72
November 1, 2020 — October 31, 2021	$127,267.28	$45.92
November 1, 2021 — October 31, 2022	$130,121.93	$46.95
November 1, 2022 — October 31, 2023	$133,059.72	$48.01
November 1, 2023 — October 31, 2024	$136,052.94	$49.09
November 1, 2024 — October 31, 2025	$139,101.59	$50.19
November 1, 2025 — October 31, 2026	$142,233.38	$51.32
November 1, 2026 — October 31, 2027	$145,420.61	$52.47
Addendum No. 5 Hold Space Extension Period (if applicable)	$148,690.98	$53.65

The Addendum No. 5 Extension Term Monthly Rent shall be payable in accordance with the provisions for the payment of Monthly Rent under Section 4 of the Lease.  Except as provided below and specifically provided elsewhere in the Lease, no abatement or other concession whatsoever shall apply to the Addendum No. 5 Extension Term Monthly Rent.  The foregoing notwithstanding, Lessor agrees to abate and forgive First Extension Term Monthly Rent (and, if necessary to exhaust such abatement, Addendum No. 5 Extension Term Monthly Rent) and Lessee’s payments of its proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes in an aggregate amount equal to Two Million Three Hundred Thirty-Two Thousand Nine Hundred Seventy and 73/100 Dollars ($2,332,970.73), which abatement is to be applied to the payments of First Extension Term Monthly Rent (and, if necessary to exhaust such abatement, Addendum No. 5 Extension Term Monthly Rent) and Lessee’s proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes first coming due from and after January 1, 2015, until such abatement is exhausted.

(C)                               From and after November 1, 2015, all of Lessee’s obligations with respect to its payments of its proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes (as provided in Section 6 of the Original Lease, as amended by Section 3 of Addendum No. 2, Section 5 of Addendum No. 3, Section 3 of Addendum No. 4 and Section 3(D) of this Addendum No. 5) shall continue unchanged (subject to the modification of Lessee’s proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes effected by Section 3(C) above and application of the abatement set forth in Section 5(B) above).

(D)                               In addition to the foregoing abatement, all Monthly Rent and Lessee’s proportionate share of Operating Expense, Operating Costs and Real Estate Taxes shall abate (i) for the 8th floor of the Demised Premises during the 8th Floor Construction Period and (ii) for the 7th floor of the Demised Premises during the 7th Floor Construction Period.

6.                   SECURITY DEPOSIT

If no default by Lessee then exists beyond any applicable notice and cure period and Lessee complies with the provisions of this Section, on November 1, 2019, the amount of the Addendum No. 4 Letter of Credit or cash security shall be reduced to One Hundred Fifty Thousand Dollars ($150,000.00).  The security shall be reduced as follows: (A) if the security is in the form of cash, Lessor shall, within ten (10) business days following notice by Lessee to Lessor that Lessee is entitled to reduce the security pursuant to this Section, deliver to Lessee the amount by which the cash security is reduced, or (B) if the security is in the form of the Addendum No. 4 Letter of Credit, Lessee shall deliver to Lessor a consent to an amendment to the Addendum No. 4 Letter of Credit (which amendment must be reasonably acceptable to Lessor in all respects), reducing the amount of the Addendum No. 4 Letter of Credit by the amount of the permitted reduction, and Lessor shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Addendum No. 4 Letter of Credit in accordance with the terms hereof.  If Lessee delivers to Lessor a consent to an amendment to the Addendum No. 4 Letter of Credit in accordance with the terms hereof, Lessor shall, within ten (10) business days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof.

7.                   CONDITION

Lessee shall continue in possession of the Demised Premises (as reduced hereby) in its “as is” condition as of November 1, 2015, subject to Lessor’s obligations under the Lease, such as with respect to repair and maintenance of the Building and performing its obligations under the Lease with respect to legal compliance.  Lessee shall perform improvements to the Demised Premises (as reduced hereby) on the terms and subject to the conditions set forth in Exhibit B.  Lessor is under no obligation to make any Alterations in or to the Demised Premises (as reduced hereby) or the Building; provided, however, that Lessor agrees to construct a multi-tenant elevator lobby and (subject to Exhibit B) common corridor on the seventh (7th) floor of the Building in a manner substantially similar to the Building standard finishes used in the recently renovated multi-tenant elevator lobby and common corridor existing on the fourth (4th) floor of the Building as of the date of this Lease (“Lessor’s Work”).  Lessor shall promptly commence Lessor’s Work after Lessee’s Plans (as defined in Exhibit B) with respect to the Re-Included Space are developed to a degree that permits Lessor to determine whether or not Lessor’s Work will include non-cosmetic Alterations, and thereafter diligently pursue the same to completion.  Lessor and Lessee shall reasonably cooperate with each other to avoid interference if Lessor’s

Work and the Leasehold Improvements are being performed simultaneously.  If Lessor’s Work includes non-cosmetic Alterations, and Lessor’s failure to perform the same prevents Lessee from lawfully reoccupying the portion of the Demised Premises (as reduced hereby) located on the seventh (7th) floor of the Building, then the Swing Space Expiration Date shall be extended until such elements of Lessor’s Work are complete or Lessee can lawfully reoccupy the portion of the Demised Premises (as reduced hereby) located on the seventh (7th) floor of the Building, whichever comes first.  If Lessor’s Work continues after Lessee has reoccupied the portion of the Demised Premises (as reduced hereby) located on the seventh (7th) floor of the Building, then Lessor shall use reasonable efforts to minimize interference with Lessee’s business operations in such portion of the Demised Premises in performing Lessor’s Work.

8.                   ADDENDUM NO. 5 HOLD SPACE

(A)                               Provided no default by Lessee beyond any applicable notice and cure period exists on the date Lessee notifies Lessor of its intent to exercise this right, Lessee shall have the option to add to the Demised Premises the Additional Give Back Premises, which is identified as area “B” on Exhibit A-1 attached hereto and made a part hereof and which the parties acknowledge and agree contains 6,366 rentable square feet (such space also being identified as the “Addendum No. 5 Hold Space”, and such option being hereinafter referred to as the “Addendum No. 5 Hold Space Option”).  Lessor shall deliver the Addendum No. 5 Hold Space separately demised from the remainder of the seventh (7th) floor with a demising wall constructed, but Lessor shall have no obligation to perform any further work with respect to the Addendum No. 5 Hold Space or the delivery thereof.  Lessee may exercise the Addendum No. 5 Hold Space Expansion Option by giving written notice to Lessor (the “Lessee Addendum No. 5 Hold Space Option Notice”) no later than June 30, 2015 (the “Lessee Addendum No. 5 Hold Space Option Notice Deadline”); provided, however, that Lessee shall have the right to extend the Lessee Addendum No. 5 Hold Space Option Notice Deadline for six (6) periods of one (1) month each.  In order to exercise such extension right, Lessee must deliver to Lessor, prior to the then-current Lessee Addendum No. 5 Hold Space Option Notice Deadline, both written notice of the exercise of such right and the applicable Extension Payment (as hereinafter defined), time being of the essence.  The term “Extension Payment” shall mean Fifteen Thousand Dollars ($15,000.00) for each of the first three (3) such extensions and Twenty Thousand Dollars ($20,000.00) for each of the remaining three (3) extensions.  For the avoidance of doubt, such Extension Payments shall not be credited against any of Lessee’s other obligations under the Lease, as amended hereby.  If Lessee timely delivers the Lessee Addendum No. 5 Hold Space Option Notice, Lessor shall deliver the Addendum No. 5 Hold Space to Lessee not later than four (4) months following the date of Lessee’s Addendum No. 5 Hold Space Option Notice (the “Anticipated Addendum No. 5 Hold Space Delivery Date”).  Lessee may not lease less than all of the Addendum No. 5 Hold Space designated by Lessor.  Lessee shall have no right to rescind its election to lease the Addendum No. 5 Hold Space.  Prior to December 31, 2015, Lessor shall have no right to lease or license the Addendum No. 5 Hold Space to a third party, but such space may be utilized by Lessor or its affiliate or parent entities for internal use.

(B)                               Lessee’s exercise of the Addendum No. 5 Hold Space Option shall be subject to the following conditions: (i) Lessee shall accept the Addendum No. 5 Hold Space as part of the Demised Premises, in its then “as is” condition; (ii) the term of the Lease with regard to the Addendum No. 5 Hold Space (the “Addendum No. 5 Hold Space Term”) shall commence on the date on which Lessor delivers possession of the Addendum No. 5 Hold Space to Lessee (the “Addendum No. 5 Hold Space Commencement Date”), and the Addendum No. 5 Hold Space Term shall be coterminous with the Lease Term and any further extension thereof; (iii) Lessee’s obligation to pay Monthly Rent for the Addendum No. 5 Hold Space (the “Addendum No. 5 Hold Space Monthly Rent”) shall commence on the earlier of (a) the date that is one hundred twenty (120) days following the Addendum No. 5 Hold Space Commencement Date and (b) the date upon which Lessee commences occupancy of the Addendum No. 5 Hold Space for its actual conduct of business (the “Addendum No. 5 Hold Space Rent Commencement Date”); (iv) Section 6 of the Original Lease (as amended by Section 3 of Addendum No. 2, Section 5 of Addendum No. 3, Section 3 of Addendum No. 4 and Section 3(D) of this Addendum No. 5) shall continue to be in full force and effect with respect to Addendum No. 5 Hold Space, provided that with respect thereto: (1) Lessee’s Proportionate Share of Operating Expenses and Real Estate Taxes shall be computed based on a fraction, the numerator of which is the rentable square footage of the Addendum No. 5 Hold Space and the denominator of which is the total of the rentable office and retail area in the Building measured as of the Addendum No. 5 Hold Space Rent Commencement Date, (2) Lessee’s Proportionate Share of Operating Costs shall be computed based on a fraction, the numerator of which is the rentable square footage of the Addendum No. 5 Hold Space and the denominator of which is the total of the rentable office area in the Building measured as of the Addendum No. 5 Hold Space Commencement Date and (3) Lessee shall be liable for, and shall commence Estimated Payments of, Operating Expenses, Operating Costs and Real Estate Taxes on the Addendum No. 5 Hold Space Rent Commencement Date; (iv) the Monthly Rent for the Addendum No. 5 Hold Space (the “Addendum No. 5 Hold Space Monthly Rent”) on a rentable square foot basis shall be equal to the then-escalated Monthly Rent of the Demised Premises per rentable square foot, and thereafter for the Lease Term the Addendum No. 5 Hold Space Monthly Rent shall be subject to escalations at the same time and at the same rate as with respect to the Demised Premises, (v) the abatement of Addendum No. 5 Hold Space Monthly Rent shall be an amount equal to the product of (1) the rentable square footage of the Addendum No. 5 Hold Space, (2) $76.13 and (3) a fraction, the numerator of which is the number of days remaining in the Lease Term as of the Addendum No. 5 Hold Space Rent Commencement Date, and the denominator of which is the total number of days in the Lease Term from and after November 1, 2015; and (v) all other terms and conditions of the Lease (as amended hereby) shall be generally applicable to the Addendum No. 5 Hold Space, except as the same are specifically modified by the mutual agreement of the parties at that time.

(C)                               Lessor shall provide to Lessee a cash construction allowance (the “Addendum No. 5 Hold Space Allowance”) equal to the product of (i) the rentable square footage of the Addendum No. 5 Hold Space, (ii) $85.00 and (iii) a fraction, the numerator of which is the number of days remaining in the Lease Term as of the Addendum No. 5 Hold Space Rent Commencement Date, and the denominator of which is the total number of days in the Lease Term from and after November 1, 2015.  The Addendum No. 5 Hold Space Improvements shall be designed, constructed and performed and the Addendum No. 5 Hold Space Allowance shall be disbursed in accordance with Exhibit B attached hereto.

(D)                               From and after the Addendum No. 5 Hold Space Rent Commencement Date, Lessee shall be provided with (i) additional parking permits (at the prevailing market rate for such permits) in the ratio of one (1) contract for every fifteen hundred (1,500) square feet of rentable area in the Addendum No. 5 Hold Space (BOMA measured), with such entitlement to parking permits being otherwise subject to Section 12 of this Addendum No. 5, and (ii) its pro rata share of additional directory strips in the building directory.

9.                   ADDENDUM NO. 5 OPTION SPACE

(A)                               Lessee shall have the option to add to the Demised Premises an additional area of approximately 3,500 — 6,366 square feet (as determined by Lessor and measured under BOMA) of rentable area on the seventh (7th) floor of the Building that is contiguous to the Demised Premises (such space being identified as the “Addendum No. 5 Option Space”, and such option being hereinafter referred to as the “Addendum No. 5 Option Space Option”).  The configuration of the Addendum No. 5 Option Space shall satisfy all applicable laws, have reasonable access to common areas and common facilities located on the 7th floor of the Building and be usable for general office purposes.  The final configuration of the Addendum No. 5 Option Space shall be designated by Lessor.  Lessor shall deliver the Addendum No. 5 Option Space separately demised from the remainder of the seventh (7th) floor with a demising wall constructed, but Lessor shall have no obligation to perform any further work with respect to the Addendum No. 5 Option Space or the delivery thereof.  Such demising wall shall be constructed in a manner in compliance with applicable laws and consistent with Building standard finishes.  Without limiting the generality of the effect of the foregoing, the corridor side of any such demising wall shall be consistent with Lessor’s Work.  Subject to the foregoing, Lessee may exercise the Addendum No. 5 Option Space Expansion Option by giving written notice to Lessor no later than October 31, 2018 (“Lessee’s Addendum No. 5 Option Space Option Notice”).  If Lessee delivers Lessee’s Addendum No. 5 Option Space Option Notice, Lessor shall deliver the Addendum No. 5 Option Space to Lessee not earlier than January 1, 2020, and not later than April 30, 2022.  If Lessee delivers Lessee’s Addendum No. 5 Option Space Option Notice, then, on or before November 10, 2018, Lessor shall notify Lessee in writing (“Lessor’s Addendum No. 5 Option Space Notice”) of the configuration and rentable square footage of the Addendum No. 5 Option Space and the date Lessor will deliver the Addendum No. 5 Option Space to Lessee (“Addendum No. 5 Option Space Delivery Date”), all in accordance with the terms and conditions hereof.  Lessee may not lease less than all of the Addendum No. 5 Option Space designated by Lessor.

(B)                               Lessee’s exercise of its Addendum No. 5 Option Space Option shall be subject to the following conditions at the time of such exercise:  (i) the Lease (as amended hereby) is in full force and effect; (ii) no default by Lessee then exists beyond any applicable notice and cure period; (iii) Lessee has timely exercised the Addendum No. 5 Option Space Option, with time being of the essence; (iv) the Lease (as amended hereby) had not been assigned in a transaction requiring Lessor’s consent pursuant to Section 11 of the Original Lease (as amended and restated by Section 12 of Addendum No. 4) (Lessor acknowledging that Lessor’s consent is not required for an assignment of the Lease or sublet of the Demised Premises to any subsidiary, affiliate or successor (as those terms are defined in Section 11 of the Original Lease)); (v) Lessee is occupying for the conduct of Lessee’s business therein more than seventy percent (70%) of the rentable area of the Demised Premises; and (vi) Lessee shall not have exercised the Addendum No. 5 Hold Space Option.  Except as provided below, if Lessee exercises its Addendum No. 5 Option Space Option, Lessee may not thereafter revoke such exercise.

(C)                               The annual rate for Monthly Rent payable for the Addendum No. 5 Option Space shall be the annual Addendum No. 5 Option Rate for the Addendum No. 5 Option Space as of the Addendum No. 5 Option Commencement Date (the “Addendum No. 5 Option Calculation Date”), with such Addendum No. 5 Option Rate being escalated annually on each anniversary of the Addendum No. 5 Option Calculation Date by the market escalation rate that shall be determined as part of the determination of the Addendum No. 5 Option Rate.  The “Addendum No. 5 Option Rate” shall mean the Market Base Rent (as defined in Section 8 of the Original Lease).  Subject to the provisions of this Section, the calculation of Addendum No. 5 Option Rate shall take into account all relevant factors.

(D)                               Procedure for Determining Monthly Rent.

(1)                                 If Lessee exercises its right to lease the Addendum No. 5 Option Space, Lessor shall advise Lessee (the “Addendum No. 5 Option Rent Notice”) of Lessor’s determination of Addendum No. 5 Option Rate on or before November 10, 2018.  If Lessee does not accept Lessor’s determination of the Addendum No. 5 Option Rate, the parties shall meet and seek in good faith to reach agreement on the Addendum No. 5 Option Rate during the thirty (30) day period that begins when Lessor receives Lessee’s Addendum No. 5 Option Notice (the “Addendum No. 5 Option Negotiation Period”).

(2)                                 If Lessor and Lessee do not agree upon the Addendum No. 5 Option Rate in writing within the Addendum No. 5 Option Negotiation Period, the provisions of Section 9(D)(2) of Addendum No. 4 shall govern the determination of the Addendum No. 5 Option Rate, except that all references in such Section 9(D)(2) to:

(a)                                 the “Extension Rate” shall mean the “Addendum No. 5 Option Rate”;

(b)                                 the “Extension Negotiation Period” shall mean the “Addendum No. 5 Option Negotiation Period”; and

(c)                                  the “Extension Rent Notice” shall mean the “Addendum No. 5 Option Rent Notice.”

If the Monthly Rent payable for the Addendum No. 5 Option Space is not determined prior to the day on which Lessee commences to lease the Addendum No. 5 Option Space, Lessee shall pay Monthly Rent for the Addendum No. 5 Option Space in an amount equal to the rentable square foot rate then payable for the then current Demised Premises (the “Addendum No. 5 Option Interim Rent”).  Upon final determination of the Monthly Rent for the Addendum No. 5 Option Space, Lessee shall commence paying such Monthly Rent as so determined, and within ten (10) days after such determination Lessee shall pay any deficiency in prior payments of Monthly Rent or, if the Monthly Rent as so determined shall be less than the Addendum No. 5 Option Interim Rent, Lessee shall be entitled to a credit against the next succeeding installments of Monthly Rent in an amount equal to the difference between each installment of Addendum No. 5 Option Interim Rent and the Monthly Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

(E)                                Except to the extent expressly set forth in this Section to the contrary, if Lessee elects to lease the Addendum No. 5 Option Space, such space shall become subject to the Lease (as amended hereby) upon the same terms and conditions as are then applicable to the then current Demised Premises. The foregoing notwithstanding, any tenant improvement allowances, free rent periods, moving allowances or other special concessions granted to Lessee with respect to the then current Demised Premises shall not apply to the Addendum No. 5 Option Space.

(F)                                 If Lessee exercises its right to lease the Addendum No. 5 Option Space, (1) the term of Lessee’s lease of the Addendum No. 5 Option Space shall: (a) commence upon the date (the “Addendum No. 5 Option Space Commencement Date”) Lessor tenders possession of the Addendum No. 5 Option Space in the condition required under Section 8(A) above, and (b) expire upon the expiration of the Lease Term, including any further extensions thereof, and (2) Lessee’s obligation to pay Monthly Rent for the Addendum No. 5 Option Space shall commence on the earlier of (a) the date that is ninety (90) days following the Addendum No. 5 Option Space Commencement Date and (b) the date upon which Lessee commences occupancy of the Addendum No. 5 Option Space for its actual conduct of business.  Provided Lessor has complied with the terms of the following sentence, Lessor will have no liability to Lessee if Lessor does not deliver the Addendum No. 5 Option Space to Lessee on the date originally contemplated by Lessor for any causes beyond the reasonable control of Lessor.  Lessor will promptly commence and diligently pursue obtaining possession of the Addendum No. 5 Option Space (including, if necessary, by initiating legal proceedings) so that Lessor can tender the Addendum No. 5 Option Space to Lessee; provided, however, that the following shall be Lessee’s sole remedies if Lessor complied with the foregoing sentence but failed timely to deliver the Addendum No. 5 Option Space:  (x) if Lessor has not tendered possession of the Addendum No. 5 Option Space to Lessee within ninety (90) days after the Addendum No. 5 Option Space Delivery Date (which date shall not be extended by Force Majeure), then Lessee shall receive an abatement of Monthly Rent for the Addendum No. 5 Option Space and Lessee’s proportionate share of Operating Costs, Operating Expenses and Real Estate Taxes for the Addendum No. 5 Option Space equal to one-half (½) day for each day of such delay from and after the ninety-first (91st) day after the Addendum No. 5 Option Space Delivery Date; provided, however, that (i) such abatement shall not exceed, in the aggregate, ninety (90) days of Monthly Rent for the Addendum No. 5 Option Space and Lessee’s proportionate share of Operating Costs, Operating Expenses and Real Estate Taxes for the Addendum No. 5 Option Space (i.e., such abatement shall cease to accrue after the two hundred seventieth (270th) day after the Addendum No. 5 Option Space Delivery Date) and (ii) for the avoidance of doubt, such abatement shall not be applicable if Lessee terminates its election to lease the Addendum No. 5 Option Space pursuant to clause (y) below; and (y) if Lessor has not tendered possession of the Addendum No. 5 Option Space to Lessee within one hundred eighty (180) days after the Addendum No. 5 Option Space Delivery Date (which date shall not be extended by Force Majeure), Lessee shall have the right to terminate its election to lease the Addendum No. 5 Option Space by notifying Lessor in writing within thirty (30) days after the expiration of said one hundred eighty (180) day period, in which event Lessee’s rights under this Section 8 shall lapse.  Lessor shall have no obligation to make any payment to the occupant or to give any other concession to such occupant in order to induce such occupant to vacate and surrender possession of any Addendum No. 5 Option Space.

(G)                               Except to the extent expressly set forth in the Lease (as amended hereby) to the contrary, upon Lessee’s leasing of the Addendum No. 5 Option Space, the rentable area of the Demised Premises and term “Demised Premises” shall be deemed amended to include the Addendum No. 5 Option Space and Lessee’s proportionate share and all other computations made under the Lease (as amended hereby) based upon or affected by the rentable area of the Demised Premises shall be recomputed to include the Addendum No. 5 Option Space; provided that, the computation of the square footage of the Addendum No. 5 Option Space shall be based on BOMA.

(H)                              From and after the Addendum No. 5 Option Space Commencement Date, Lessee shall be provided with (i) additional parking permits (at the prevailing market rate for such permits) in the ratio of one (1) contract for every one thousand five hundred (1,500) square feet of rentable area in the Addendum No. 5 Option Space (BOMA measured), with such entitlement to parking permits being otherwise subject to Section 12 of this Addendum No. 5, and (ii) its pro rata share of additional directory strips in the building directory.

(I)                                   Notwithstanding the foregoing to the contrary, if Lessee extends the Lessee Addendum No. 5 Hold Space Option Notice Deadline but does not exercise the Addendum No. 5 Hold Space Option, then the dates set forth in Sections 9(A) and 9(D)(1) shall be extended for the same number of months as the Lessee Addendum No. 5 Hold Space Option Notice Deadline is extended.

10.            ADDENDUM NO. 5 RIGHT OF OPPORTUNITY

(A)                               Addendum No. 5 Right of Opportunity.

(1)                                 Subject to the provisions of this Section 10, if, during the Addendum No. 5 Extension Term and, if exercised, the Second Extension Term (but not any further extensions of the Lease Term), any portion of the Additional Give-Back Premises becomes available for lease from Lessor (or Lessor reasonably anticipates that such space will become available for lease from Lessor) (the “Addendum No. 5 ROFO Space”), Lessor shall so notify Lessee (the “Lessor’s Addendum No. 5 ROFO Notice”) of the anticipated availability date (the “Addendum No. 5 ROFO Delivery Date”) and the location of the Addendum No. 5 ROFO Space, and Lessee shall have the right to lease all (but not less than all) of the Addendum No. 5 ROFO Space (the “Addendum No. 5 Right of Opportunity”) by delivering Lessee’s notice of such election to Lessor (“Lessee’s Addendum No. 5 ROFO Notice”) within ten (10) business days after Lessor gives Lessor’s Addendum No. 5 ROFO Notice to Lessee.

(2)                                 Any provision of the Lease (as amended hereby) to the contrary notwithstanding, Lessee’s Addendum No. 5 Right of Opportunity shall be subject to the following:

(a)                                 Lessee’s Addendum No. 5 Right of Opportunity shall not apply to any Addendum No. 5 ROFO Space until Lessor has entered into a lease with a third-party tenant for such Addendum No. 5 ROFO Space containing such terms as Lessor deems acceptable in Lessor’s sole discretion (including, without limitation, any fixed expansion or extension rights that Lessor might grant such tenant(s) for such Addendum No. 5 ROFO Space) with a third-party tenant and the term of such lease has expired with respect to such Addendum No. 5 ROFO Space (including, without limitation, the expiration of any lease term extension period(s)) or otherwise been terminated.

(b)                                 If Lessee notifies Lessor that Lessee elects not to lease an Addendum No. 5 ROFO Space or if Lessee fails to timely deliver Lessee’s Addendum No. 5 ROFO Notice to Lessor with respect thereto, Lessee’s Addendum No. 5 Right of Opportunity shall not apply to such Addendum No. 5 ROFO Space until Lessor has thereafter entered into a lease for such Addendum No. 5 ROFO Space with a third-party tenant under one or more leases containing such terms as Lessor deems acceptable in Lessor’s sole discretion (including, without limitation, any right of opportunity or other expansion rights that Lessor might grant such tenant(s) for such Addendum No. 5 ROFO Space) and Lessor’s Addendum No. 5 Right of Opportunity shall not apply to such space until the term of such lease has expired with respect to such Addendum No. 5 ROFO Space (including, without limitation, the expiration of any lease term extension period(s)) or otherwise been terminated.

(c)                                  The fixed expansion or extension rights of the third party tenant(s) taking all or any portion of the Additional Give-Back Premises pursuant to the initial lease-up following Lessee’s surrender of the Additional Give-Back Premises hereunder (a “Lease-Up Lessee’s Rights”).

(B)                               Conditions to Exercise.  Lessee’s exercise of its Addendum No. 5 Right of Opportunity shall be subject to the following conditions at the time of such exercise:  (i) the Lease (as amended hereby) is in full force and effect; (ii) no default by Lessee then exists beyond any applicable notice and cure period; (iii) Lessee has timely exercised the Addendum No. 5 Right of Opportunity, with time being of the essence; (iv) the Lease (as amended hereby) had not been assigned in a transaction requiring Lessor’s consent pursuant to Section 11 of the Original Lease (as amended and restated by Section 12 of Addendum No. 4) (Lessor acknowledging that Lessor’s consent is not required for an assignment of the Lease or sublet of the Demised Premises to any subsidiary, affiliate or successor (as those terms are defined in Section 11 of the Original Lease)); (v) Lessee is occupying for the conduct of Lessee’s business therein more than seventy percent (70%) of the rentable area of the Demised Premises; and (vi) Lessee shall not have exercised the Addendum No. 5 Hold Space Option.  Except as provided herein, if Lessee exercises its Addendum No. 5 Right of Opportunity, Lessee may not thereafter revoke such exercise.

(C)                               Condition of Addendum No. 5 ROFO Space.  Lessee shall take the Addendum No. 5 ROFO Space in “as is” condition, except, however, base Building systems serving the Addendum No. 5 ROFO Space shall be in good working order.

(D)                               Addendum No. 5 ROFO Space Rent.  The annual rate for Monthly Rent payable for an applicable Addendum No. 5 ROFO Space shall be the annual Addendum No. 5 ROFO Rate for the Addendum No. 5 ROFO Space as of the Addendum No. 5 ROFO Commencement Date (the “Addendum No. 5 ROFO Calculation Date”), with such Addendum No. 5 ROFO Rate being escalated annually on each anniversary of the Addendum No. 5 ROFO Calculation Date by the market escalation rate that shall be determined as part of the determination of the Addendum No. 5 ROFO Rate.  The “Addendum No. 5 ROFO Rate” shall mean the Market Base Rent (as defined in Section 8 of the Original Lease).  Subject to the provisions of this Section, the calculation of Addendum No. 5 ROFO Rate shall take into account all relevant factors.  If the Addendum No. 5 ROFO Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Lessor, Lessor shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the Addendum No. 5 ROFO Rate by the economic value of such concession over the then remaining Lease Term.

(E)                                Procedure for Determining Monthly Rent.

(1)                                 Lessor shall advise Lessee (the “Addendum No. 5 ROFO Rent Notice”) of Lessor’s determination of Addendum No. 5 ROFO Rate within ten (10) days after receiving Lessee’s Addendum No. 5 ROFO Notice.  If Lessee does not accept Lessor’s determination of the Addendum No. 5 ROFO Rate, the parties shall meet and seek in good faith to reach agreement on the Addendum No. 5 ROFO Rate during the thirty (30) day period that begins when Lessor receives Lessee’s Addendum No. 5 ROFO Notice (the “Addendum No. 5 ROFO Negotiation Period”).

(2)                                 If Lessor and Lessee do not agree upon the Addendum No. 5 ROFO Rate in writing within the Addendum No. 5 ROFO Negotiation Period, the provisions of Section 9(D)(2) of Addendum No. 4 shall govern the determination of the Addendum No. 5 ROFO Rate, except that all references in such Section 9(D)(2) to:

(a)                                 the “Extension Rate” shall mean the “Addendum No. 5 ROFO Rate”;

(b)                                 the “Extension Negotiation Period” shall mean the “Addendum No. 5 ROFO Negotiation Period”; and

(c)                                  the “Extension Rent Notice” shall mean the “Addendum No. 5 ROFO Rent Notice.”

If the Monthly Rent payable for an Addendum No. 5 ROFO Space is not determined prior to the day on which Lessee commences to lease the Addendum No. 5 ROFO Space, Lessee shall pay Monthly Rent for the Addendum No. 5 ROFO Space in an amount equal to the rentable square foot rate then payable for the then current Demised Premises (the “Addendum No. 5 ROFO Interim Rent”).  Upon final determination of the Monthly Rent for the Addendum No. 5 ROFO Space, Lessee shall commence paying such Monthly Rent as so determined, and within ten (10) days after such determination Lessee shall pay any deficiency in prior payments of Monthly Rent or, if the Monthly Rent as so determined shall be less than the Addendum No. 5 ROFO Interim Rent, Lessee shall be entitled to a credit against the next succeeding installments of Monthly Rent in an amount equal to the difference between each installment of Addendum No. 5 ROFO Interim Rent and the Monthly Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

(F)                                 Except to the extent expressly set forth in this Section to the contrary, if Lessee elects to lease Addendum No. 5 ROFO Space, such space shall become subject to the Lease (as amended hereby) upon the same terms and conditions as are then applicable to the then current Demised Premises. The foregoing notwithstanding, any tenant improvement allowances, free rent periods, moving allowances or other special concessions granted to Lessee with respect to the then current Demised Premises shall not apply to the Addendum No. 5 ROFO Space.

(G)                               If Lessee exercises its right to lease Addendum No. 5 ROFO Space, the term of Lessee’s lease of the Addendum No. 5 ROFO Space shall: (a) commence upon the date (the “Addendum No. 5 ROFO Space Commencement Date”) that is the later of:  (i) the Addendum No. 5 ROFO Delivery Date, or (ii) the date Lessor tenders possession of the Addendum No. 5 ROFO Space in the condition required under Section 8(C) above, and (b) expire upon the expiration of the Lease Term, including any further extensions thereof (or, if Lessee’s rights under Section 8 above remain unexercised but available, and Lessor notifies Lessee in the Lessor’s Addendum No. 5 ROFO Notice that such Addendum No. 5 ROFO Space constitutes Addendum No. 5 Option Space, expire on the day before the Addendum No. 5 Option Space Commencement Date).  Provided Lessor has complied with the terms of the following sentence, Lessor will have no liability to Lessee if Lessor does not deliver the Addendum No. 5 ROFO Space to Lessee on the Addendum No. 5 ROFO Delivery Date for any causes beyond the reasonable control of Lessor.  Lessor will promptly commence and diligently pursue obtaining possession of the Addendum No. 5 ROFO Space (including, if necessary, by initiating legal proceedings) so that Lessor can tender the Addendum No. 5 ROFO Space to Lessee; provided, however, that the following shall be Lessee’s sole remedies if Lessor complied with the foregoing sentence but failed timely to deliver the Addendum No. 5 ROFO Space:  (x) if Lessor has not tendered possession of the Addendum No. 5 ROFO Space to Lessee within ninety (90) days after the Addendum No. 5 ROFO Delivery Date (which date shall not be extended by Force Majeure), then Lessee shall receive an abatement of Monthly Rent for the Addendum No. 5 ROFO Space and Lessee’s proportionate share of Operating Costs, Operating Expenses and Real Estate Taxes for the Addendum No. 5 ROFO Space equal to one-half (½) day for each day of such delay from and after the ninety-first (91st) day after the Addendum No. 5 ROFO Delivery Date; provided, however, that (i) such abatement shall not exceed, in the aggregate, ninety (90) days of Monthly Rent for the Addendum No. 5 ROFO Space and Lessee’s proportionate share of Operating Costs, Operating Expenses and Real Estate Taxes for the Addendum No. 5 ROFO Space (i.e., such abatement shall cease to accrue after the two hundred seventieth (270th) day after the Addendum No. 5 ROFO Delivery Date) and (ii) for the avoidance of doubt, such abatement shall not be applicable if Lessee terminates its election to lease the Addendum No. 5 ROFO Space pursuant to clause (y) below; and (y) if Lessor has not tendered possession of the Addendum No. 5 ROFO Space to Lessee within one hundred eighty (180) days after the Addendum No. 5 ROFO Delivery Date (which date shall not be extended by Force Majeure), Lessee shall have the right to terminate its election to lease the Addendum No. 5 ROFO Space by notifying Lessor in writing within thirty (30) days after the expiration of said one hundred eighty (180) day period, in which event Lessee’s rights under this Section 9 shall lapse.  Lessor shall have no obligation to make any payment to the occupant or to give any other concession to such occupant in order to induce such occupant to vacate and surrender possession of any Addendum No. 5 ROFO Space.

(H)                              Recomputation.  Except to the extent expressly set forth in the Lease (as amended hereby) to the contrary, upon Lessee’s leasing of Addendum No. 5 ROFO Space, the rentable area of the Demised Premises and term “Demised Premises” shall be deemed amended to include such Addendum No. 5 ROFO Space and Lessee’s proportionate share and all other computations made under the Lease (as amended hereby) based upon or affected by the rentable area of the Demised Premises shall be recomputed to include such Addendum No. 5 ROFO Space; provided that, the computation of the square footage of the Addendum No. 5 ROFO Space shall be based on BOMA.

(I)                                   Parking and Directory Strips.  From and after the Addendum No. 5 ROFO Space Commencement Date, Lessee shall be provided with (i) additional parking permits (at the prevailing market rate for such permits) in the ratio of one (1) contract for every one thousand five hundred (1,500) square feet of rentable area in the Addendum No. 5 ROFO Space (BOMA measured), with such entitlement to parking permits being otherwise subject to Section 12 of this

Addendum No. 5, and (ii) its pro rata share of additional directory strips in the building directory.

(J)                                   Section 8 of Addendum No. 4 is hereby deleted and shall be of no further force or effect.

11.            SECOND EXTENSION TERM

The provisions of Section 9 of Addendum No. 4 shall continue to apply during the Addendum No. 5 Extension Period, provided, however, that:

(A)                               The reference therein to “November 1, 2015,” is hereby deleted and replaced with “November 1, 2027”;

(B)                               The reference therein to “October 31, 2020,” is hereby deleted and replaced with “October 31, 2032”;

(C)                               The reference therein to “May 1, 2014,” is hereby deleted and replaced with “May 1, 2026”;

(D)                               The reference therein to “August 1, 2014,” is hereby deleted and replaced with “August 1, 2026”;

(E)                                The reference therein to “39,624 rentable square feet (i.e., as re-measured under BOMA)” is hereby deleted and replaced with “33,258 rentable square feet,” subject to the exercise by Lessee of the Addendum No. 5 Option Space Option and/or the Addendum No. 5 Right of Opportunity; and

(F)                                 The reference therein to “First Extension Term” is hereby deleted and replaced with “Addendum No. 5 Extension Term.”

Notwithstanding the foregoing to the contrary, if Lessee extends the Addendum No. 5 Hold Space Option Notice Deadline, then the dates set forth in this Section 11 shall be extended for the same number of months as the Addendum No. 5 Extension Term Expiration Date is extended.

12.            PARKING

Effective as of November 1, 2015, (a) the reference in Section 7 of the Lease (as hereinbefore modified) to “twenty-six (26) contracts” is hereby deleted and replaced with “twenty-four (24) contracts” and (b) the last sentence of Section 7(B) of the Lease (as heretofore modified) is amended and restated as follows:

In the event Lessee fails to execute with the Operator the monthly parking contracts by February 29, 2016, or subsequently relinquishes in any manner its parking contracts, Lessor shall be under no obligation to seek restoration of the relinquished contract or waive Lessee’s failure to execute said contract prior to February 29, 2016; provided, however, that Lessee shall have the right to take (or, as applicable, retake) parking contracts up to Lessee’s full number of permitted parking contracts upon sixty (60) days written notice to Lessor.

13.            COMPLIANCE WITH LAWS

(A)                               To Lessor’s knowledge, without further investigation or inquiry, the base building portions of the Building are currently free of any asbestos or any other hazardous materials that violate applicable federal, state or local regulations or ordinances.

(B)                               To Lessor’s knowledge, without further investigation or inquiry, the base building portions of the Building are (subject to any applicable grandfathering provisions and waivers) in compliance with the ADA.

14.            STORAGE SPACE

(A)                               Following the Addendum No. 5 Partial Termination Date, the Lease with regard to the remainder of the Storage Space shall remain in full force and effect for the remainder of the Lease Term, including any further extension terms provided herein, and shall remain unmodified, except as specifically provided for herein.

(B)                               From and after the Addendum No. 5 Partial Termination Date, the Storage Space shall be deemed to contain 205 square feet.

(C)                               During the Addendum No. 5 Extension Term, the monthly rent for the Storage Space (the “Storage Space Addendum No. 5 Extension Term Monthly Rent”) shall be as follows:

Period	Storage Space Addendum No. 5 Extension Term Monthly Rent	Annual Amount Per Square Foot

November 1, 2015 — October 31, 2016	$414.27	$24.25
November 1, 2016 — October 31, 2017	$422.64	$24.74
November 1, 2017 — October 31, 2018	$431.01	$25.23
November 1, 2018 — October 31, 2019	$439.55	$25.73
November 1, 2019 — October 31, 2020	$448.27	$26.24
November 1, 2020 — October 31, 2021	$457.15	$26.76
November 1, 2021 — October 31, 2022	$466.38	$27.30
November 1, 2022 — October 31, 2023	$475.77	$27.85
November 1, 2023 — October 31, 2024	$485.34	$28.41
November 1, 2024 — October 31, 2025	$495.08	$28.98
November 1, 2025 — October 31, 2026	$504.98	$29.56
November 1, 2026 — October 31, 2027	$515.06	$30.15
Addendum No. 5 Hold Space Extension Period (if applicable)	$525.31	$30.75

For the avoidance of doubt, Lessee is not obligated to pay any Operating Expenses, Operating Costs or Real Estate Taxes with respect to the Storage Space and the numerator used to calculate Lessee’s proportionate shares in Section 3(C) above does not include the area of the Storage Space.

15.            AMENDMENT AND RESTATEMENT

This Addendum No. 5 amends and restates, and supersedes in all respects, that certain Addendum No. 5 dated as of December 22, 2014 (the “December 2014 Addendum”).  For the avoidance of doubt, any abatement heretofore provided under Section 5(B) of the December

2014 Addendum shall count against the abatement to be provided under Section 5(B) of this Addendum No. 5 and any Lessor’s Contribution heretofore provided under Exhibit B of the December 2014 Addendum shall count against the Lessor’s Contribution to be provided under Exhibit B of this Addendum No. 5.

16.            LENDER APPROVAL

The terms and conditions of this Addendum No. 5 are contingent upon the consent of Lessor’s current lender for the Building (“Lender Approval”).  The terms and conditions of this Addendum No. 5 shall not be effective until the Effective Date.  The term “Effective Date” shall mean the later to occur of the following dates:  (a) the date this Addendum No. 5 is fully executed, and (b) the date upon which Lessor advises Lessee in writing that Lender Approval has been received (the “Lender Approval Notification Date”).  Lessor shall use commercially reasonable, good faith, diligent efforts to obtain Lender Approval as soon as is reasonably possible following the full execution of this Addendum No. 5.  If the Lender Approval Notification Date does not occur within forty (40) days following the date on which this Addendum No. 5 has been fully executed by Lessor and Lessee, then Lessee shall have the right to cancel this Addendum No. 5 upon five (5) days’ prior written notice to Lessor, such notice to be given, if at all, prior to the Lender Approval Notification Date.  If the Lender Approval Notification Date does not occur within fifty-five (55) days following the date on which this Addendum No. 5 has been fully executed by Lessor and Lessee, then, provided Lessor has used its commercially reasonable good faith diligent efforts to obtain Lender Approval as required above, Lessor shall have the right to cancel this Addendum No. 5 upon five (5) days’ prior written notice to Lessee, such notice to be given, if at all, prior to the Lender Approval Notification Date.  If this Addendum No. 5 is cancelled by Lessor or Lessee as aforesaid, (i) this Addendum No. 5 shall be null and void as if the same had never been executed by Lessor and Lessee, (ii) the Lease as un-amended by this Addendum No. 5 shall remain in full force and effect, and (iii) neither party hereto shall have any rights against or obligations to the other under this Addendum No. 5.

17.            BROKER AND AGENT

Lessor and Lessee each represent and warrant one to another that, except as hereinafter set forth, neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Addendum No. 5.  Lessee represents that it has employed CBRE, Inc., as its broker.  Lessor represents that it has employed Tishman Speyer Properties, L.P., as its broker.  Lessor, pursuant to separate written agreements, has agreed to pay the commission of the aforementioned brokers.  Lessor shall indemnify and hold Lessee harmless, and Lessee shall indemnify and hold Lessor harmless, from and against all claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

18.            EXCULPATION

(A)                               Notwithstanding anything appearing to the contrary in the Lease (as amended hereby), Lessee shall not be entitled to enforce the liability and obligation of Lessor hereto to pay, perform and observe the obligations contained in the Lease (as amended hereby) by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Lessor, or against any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of Lessor, or against any director, officer, employee, agent, manager or trustee of any of the foregoing.

(B)                               Notwithstanding anything appearing to the contrary in the Lease (as amended hereby), Lessor shall not be entitled to enforce the liability and obligation of Lessee hereto to pay, perform and observe the obligations contained in the Lease (as amended hereby) by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Lessee, or against any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of Lessee, or against any director, officer, employee, agent, manager or trustee of any of the foregoing.

19.            CONFIDENTIALITY

Lessee acknowledges and agrees that the terms of this Addendum No. 5 are confidential and constitute propriety information of Lessor.  Disclosure of the terms hereof could adversely affect the ability of Lessor to negotiate other leases and/or lease amendments with respect to the Building and may impair Lessor’s relationship with other tenants of the Building.  Lessee agrees that it and its partners, officers, directors, and employees shall not, without the prior written consent of Lessor, make any public disclosure of the terms and conditions of this Addendum No. 5 other than (a) in Lessee’s ordinary course of business to Permitted Recipients, and (b) if required by applicable laws or governmental authorities (including, without limitation, any legal disclosures required with respect to Lessee’s status as a publicly traded corporation).  Lessee shall use commercially reasonable, good faith efforts to cause the Permitted Recipients to comply with the confidentiality provisions set forth herein.

20.            OTHER TERMS AND PROVISIONS

All other provisions of the Lease shall remain in effect and unchanged except as modified herein, and all terms, covenants and conditions shall remain in effect as modified by this Addendum No. 5.  If any provision of this Addendum No. 5 conflicts with the Lease, the provisions of this Addendum No. 5 shall control.

[Signature pages to follow]

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Addendum No. 5 to be signed in their names under seal by themselves or by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by all its terms and conditions.

LESSOR:

1201 F STREET, L.P., a Delaware limited partnership

By:	/s/ Steven R. Wechsler
Name:	Steven R. Wechsler
Title:	Senior Managing Director

LESSEE:

CRA INTERNATIONAL, INC., formerly known as Charles River Associates Incorporated, a Massachusetts corporation

By:	/s/ Chad M. Holmes	(SEAL)
Name:	Chad M. Holmes
Title:	Chief Financial Officer, Exec. Vice President and Treasurer

EXHIBIT A-1

ADDITIONAL GIVE-BACK PREMISES (“B”) AND RE-INCLUDED SPACE (“Ae”)

Ae
A
B
ELEVATOR LOBBY
WOMEN
MEN
STAIR
STAIR
12TH STREET NW
F STREET NW

RENTAL COMPILATION 14 APRIL 2015

SUITE	USEABLE AREA	FLOOR COMMON	FLOOR SUBTOTAL	BUILDING COMMON	TOTAL RENTABLE
A	7,626	813	8,439	774	9,213
Ae	3,505	373	3,878	355	4,233
SubTotal	11,131	1,186	12,317	1,129	13,446
B	5,269	562	5,831	535	6,366
TOTAL	16,400	1,748	18,148	1,664	19,812

NOTE: INITIAL SUITES A B AND EXPANSION AREA Ae ARE RE-MEASURED TO REFLECT THE ELIMINATION OF THE PUBLIC CORRIDOR EXTENSIONS PREVIOUSLY INCLUDED IN THE FLOOR COMMON AREAS.

1201 F STREET NW
WASHINGTON, DC
SEVENTH FLOOR

EXHIBIT A-2

GIVE-BACK STORAGE SPACE

EXHIBIT A-3

SWING SPACE

EXHIBIT B

WORK AGREEMENT

This Work Agreement is a part of Addendum No. 5. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease (as amended by Addendum No. 5), the terms of this Work Agreement shall control.

Article 1 - Definitions

1.                                      Definitions.

1.1                               “Base Building Plans” means the base building plans and specifications for the Building.

1.2                               “Base Building Systems” means the structural components of the Building and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety and other service systems or facilities of the Building up to the point of connection for localized distribution to the Demised Premises and the mechanical, electrical, plumbing, heating, ventilation and air conditioning, elevators and other service systems or facilities servicing the common areas of the Building.

1.3                               “Change Order” means any change in any of Lessee’s Plans after Lessor has approved any such plan and/or any change in the work or materials to be included in the Leasehold Improvements.

1.4                               “Comparable Building” means first-class office buildings of comparable age and size in the central business district of the District of Columbia.

1.5                               “Contractor” means the general contractor selected by Lessee in accordance with the terms of this Work Agreement to construct and install the Leasehold Improvements.

1.6                               “Construction Costs” means all costs in the permitting, demolition, construction and installation of the Leasehold Improvements and acquiring the materials for the Leasehold Improvements.

1.7                               “Effective Date” has the meaning given such term in Addendum No. 5.

1.8                               “Engineers” means the mechanical, electrical, plumbing and structural and engineers and other licensed third-parties selected by Lessee to assist in the preparation of Lessee’s Plans.

1.9                               “Essential Subs” means those subcontractors to be specifically designated by Lessor acting reasonably for purposes of working on the Building mechanical, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof (excluding HVAC), sprinkler and fire and life safety systems.

1.10                        “Final Space Plan” means a detailed space plan for the Leasehold Improvements prepared by Lessee’s Architect, which space plan shall be substantially in conformance with the Preliminary Plan approved by Lessor and any updates or changes thereto approved by Lessor and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.

1.11                        “Improvement Costs” means, collectively, (i) the Soft Costs; (ii) the Construction Costs; and (iii) Lessor’s Fee.

1.12                        “Leasehold Improvements” means the improvements set forth in Lessee’s Plans as approved by Lessor in accordance with the terms of this Work Agreement.

1.13                        “Lessee’s Architect” means the architect engaged by Lessee to design the Leasehold Improvements and prepare Lessee’s Plans.

1.14                        “Lessee’s Contractors” means Contractor and all subcontractors and subsubcontractors (including the Essential Subs) who will work on the Leasehold Improvements.

1.15                        “Lessee’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Lessee’s trade fixtures and other personal property to be installed by or on behalf of Lessee in the Demised Premises.

1.16                        “Lessee’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and Specifications.

1.17                        “Lessee’s Representative” means Renee Collins, whose address is 750 9th Street, NW, Suite 900, Washington, DC 20001, and whose telephone number is (202) 783-8200.

1.18                        “Lessor’s Contribution” means an amount equal to Two Million Eight Hundred Seventeen Thousand Seventy Dollars ($2,817,070.00).

1.19                        “Lessor’s Fee” means a fee payable to Lessor equal to either (a) one percent (1%) of the Construction Costs (if Lessee retains a third-party project manager, other than Lessor or its affiliate, in connection with the Leasehold Improvements) or (b) three percent (3%) of the Construction Costs (if Lessor does not retain a third-party project manager, other than Lessor or its affiliate, in connection with the Leasehold Improvements), as applicable.

1.20                        “Lessor’s Representative” means Rustom Cowasjee, whose address is Tishman Speyer Properties, 1875 Eye Street, NW, Suite 300, Washington, DC 20006 and whose telephone number is (202) 420-2123 and whose telecopier number is (202) 777-0370.

1.21                        “Permits” means all necessary permits in connection with the Leasehold Improvements.

1.22                        “Plans and Specifications” means all architectural plans, construction drawings and specifications necessary and sufficient (i) for the construction of the Leasehold Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary

Permits for the construction of the Leasehold Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.

1.23                        “Preliminary Plan” means a preliminary space plan prepared by Lessee’s Architect showing the general layout of the Demised Premises upon completion of the Leasehold Improvements, which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.

1.24                        “Punch List Work” means minor details of construction, decoration and mechanical adjustment, if any, the noncompletion of which do not materially interfere with the use of the relevant portion of the Building.

1.25                        “Soft Costs” means the sum of (a) all architectural, space planning, engineering and other costs related to the design of the Leasehold Improvements including, without limitation, the fees of Lessee’s Architect, the Engineers and the professionals preparing and/or reviewing Lessee’s Plans (or any of them), plus (b) the cost of relocating Lessee’s furniture, fixtures and equipment to the Demised Premises, the cost of installing networking and wiring in the Demised Premises and the cost of purchasing furniture, fixtures and equipment (including audiovisual equipment) for use in the Demised Premises.

1.26                        “Substantial Completion” means, as to any construction performed by any party, that such work has been completed, as reasonably mutually determined by Lessor’s architect and Lessee’s architect, in accordance with (a) the provisions of the Lease (as amended by Addendum No. 5) applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.

Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease (as amended by Addendum No. 5).

Article 2 — Plans

2.1                               Lessee’s Architect and Engineers. Lessee has or will retain Lessee’s Architect to design the Leasehold Improvements and prepare Lessee’s Plans. Lessee’s Architect and the Engineers shall be subject to Lessor’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.2                               Preliminary Plan. Lessor has previously approved the Preliminary Plan.

2.3                               Final Space Plan. Lessor has previously approved the Final Space Plan.

2.4                               Plans and Specifications. Lessor has previously approved the Plans and Specifications.

2.5                               Changes to Plans.

(a)                                 In the event of any Change Order or in the event that Lessor determines that any of Lessee’s Plans have not been prepared in accordance with the requirements of this Work Agreement, Lessee shall be solely responsible for all costs and expenses and for all delays in reoccupancy by Lessee resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any reasonable architectural or engineering costs incurred by Lessor in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.

(b)                                 No changes shall be made to any of Lessee’s Plans and no Change Orders shall be implemented without the prior written approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed (but which shall be subject to the Alterations limitations set forth in the Lease). All Change Orders shall be in writing and shall be on such AIA form as is required by Lessor and/or Contractor. Lessee shall evidence in writing its approval of any Change Order prior to requesting Lessor’s approval of same.

2.6                               General Plan Provisions.

(a)                                 Lessee shall cause (i) Lessee’s Plans to comply with all Applicable Laws; (ii) Lessee’s Plans to be prepared by Lessee’s Architect and the Engineers in accordance with the terms of this Work Agreement and in conformity with the Base Building Plans and the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable Contractor (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using the AutoCAD Computer Assisted Drafting and Design System format. Lessee shall cause Lessee’s Plans not to include any Leasehold Improvements that will or that reasonably might be anticipated to (1) interfere with the normal operation of the Building, Building operations, or the Base Building Systems; (2) materially increase maintenance or utility charges for operating the Building in excess of the standard requirements for Comparable Buildings, or (3) affect the exterior or structure of the Building. Lessee shall cause Lessee’s Plans to include as part of the Leasehold Improvements the construction of a Building standard demising wall to separate the Additional Give-Back Premises from the balance of the Demised Premises located on the seventh (7th) floor of the Building.

(b)                                 Any provision of this Work Agreement or the Lease (as amended by Addendum No. 5) to the contrary notwithstanding, Lessor’s approval of the Plans and Specifications shall not constitute an assurance by Lessor that the Plans and Specifications satisfy any Applicable Laws or are sufficient to enable the Contractor to obtain a building permit for the undertaking of the Leasehold Improvements. If Lessor notifies Lessee at any time that the Plans and Specifications must be revised due to their failure to comply with the terms of this Work Agreement, such revisions shall be made at Lessee’s expense and any delay arising in connection therewith shall constitute a Lessee delay and shall not give rise to any claim or cause of action against Lessor.

(c)                                  Prior to making or installing any of the Leasehold Improvements, Lessee shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the Demised Premises and any variances from the Base Building Plans.

(d)                                 Lessee has appointed Lessee’s Representative for purposes of granting any consents or approvals by Lessee under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessor shall have the right to rely on Lessee’s Representative’s consent, approval, authorization or execution as aforesaid.

(e)                                  Lessor has appointed Lessor’s Representative for purposes of granting any consents or approvals by Lessor under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessee shall have the right to rely on Lessor’s Representative’s consent, approval, authorization or execution as aforesaid.

(f)                                   Lessee shall reimburse Lessor for all reasonable out-of-pocket costs incurred by Lessor in reviewing any proposed Lessee Plans and Change Orders within thirty (30) days after Lessee’s receipt of an invoice therefor.

Article 3 — Construction

3.1                               Lessor Improvements. Except as might be expressly set forth in Addendum No. 5 to the contrary, Lessor has no obligation to do any other work or pay any amounts with respect to the Demised Premises.

3.2                               Leasehold Improvements. Lessee shall, at Lessee’s expense, Substantially Complete the Leasehold Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement not later than on October 31, 2015. Except to the extent that the Plans and Specifications provide otherwise, Lessee will cause the Leasehold Improvements to be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings.

3.3                               General Contractor.

(a)                                 Lessor has previously approved the contract and general contractor (Rand Construction) relating to the construction of the Leasehold Improvements.

(b)                                 The Contractor shall be responsible for all required construction, management and supervision of the Lessee Improvement work.

3.4                               Subcontractors. Lessor shall have the right to approve Lessee’s subcontractors, such approval not to be unreasonably withheld, conditioned or delayed.

3.5                               Certain Essential Work.  All Lessee Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Lessee’s expense by the applicable Essential Sub. All Lessee Improvement work relating to the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC), shall be performed at Lessee’s expense by the applicable Essential Sub.

3.6                               Permits. Prior to commencement of the Leasehold Improvements, Lessee shall, at Lessee’s expense, obtain the Permits.

3.7                               Pre-Construction Deliveries.   Not fewer than ten (10) days prior to commencement of construction of the Leasehold Improvements, Lessee shall deliver the following information and items to Lessor:

(a)                                 the names and addresses of Lessee’s Contractors;

(b)                                 the schedule for commencement of construction, the estimated date of Substantial Completion, the fixturing work and the date on which Lessee will commence occupancy of the Demised Premises for the conduct of Lessee’s business;

(c)                                  Lessee’s itemized statement of the estimated Improvement Costs;

(d)                                 certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement; and

(e)                                  a copy of the Permits.

3.8                               Lessee’s Equipment.  Lessee, at Lessee’s expense, shall be responsible for ordering and for the delivery and installation of Lessee’s Equipment.

3.9                               Post Construction Activities.  Prior to Lessee’s use or reoccupancy of the Demised Premises or any portion thereof and Lessor’s disbursement of any portion of the Retainage, Lessee shall, at Lessee’s expense, deliver to Lessor all certifications and approvals with respect to the Leasehold Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Demised Premises; and certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement.

3.10                        General Construction Provisions.

(a)                                 Any damage caused by Lessee’s Contractors to any portion of the Building or to any property of Lessor or other tenants shall be repaired forthwith after written notice from Lessor to its condition prior to such damage by Lessee at Lessee’s expense.

(b)                                 Lessee and Lessee’s Contractors shall access the Demised Premises via the Building freight elevator, work in harmony and not interfere with the performance of other work in the Building.

(c)                                  If at any time such entry shall cause, or in Lessor’s reasonable judgment threaten to cause, such disharmony or interference, Lessor may terminate such permission upon 24 hours’ notice to Lessee, and thereupon, Lessee or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Demised Premises and the Building until Lessor reasonably determines such disturbance no longer exists.

(d)                                 Lessee shall comply with and cause Lessee’s Contractors to comply with the rules and regulations attached hereto as Annex 4-Construction Rules and Regulations and such other reasonable rules and regulations as Lessor from time to time establishes concerning construction work in the Building.

3.11                        Access During Construction.  At least one elevator to the Demised Premises shall be available at all times during construction, to be coordinated with Lessor’s construction or property management representative, to bring materials to the space for the purposes of modifying the Demised Premises.  Subject to the rules and regulations attached hereto as Annex 4-Construction Rules and Regulations and such other reasonable rules and regulations as Lessor from time to time establishes concerning construction work in the Building, Lessor shall assure Lessee of adequate access to the Demised Premises during construction of Leasehold Improvements.

3.12                        Miscellaneous.  Lessor, at Lessor’s sole cost and expense, shall provide during normal business hours, reasonable electric power, water, sewer and HVAC during Lessee’s construction of the Leasehold Improvements.  Except as otherwise noted Lessee shall not be responsible for any additional Building charges (including, but not limited to, freight elevator usage, operator’s cost, staging area costs, loading dock fees, security guard fees, or utility charges) in connection with Lessee’s construction during normal business hours.

Article 4 — Improvement Costs and Lessor’s Contribution

4.1                               Improvement Costs.  Lessee shall be responsible for the full and timely payment of all Improvement Costs, subject to Lessor’s disbursement of Lessor’s Contribution as provided in this Work Agreement. Lessor shall make disbursements from Lessor’s Contribution as invoices are rendered to Lessor, provided that Lessor has received partial or final (as applicable) lien waivers and such other documentation as Lessor may reasonably require from the party requesting such payment. Lessor shall have the right to deduct Lessor’s Fee from Lessor’s Contribution as and when Lessor makes disbursements from Lessor’s Contribution. Lessee agrees that Lessor’s Contribution must be applied relatively proportionately towards the payment of Improvements Costs for the entire Demised Premises.

4.2                               Lessor’s Contribution.  Lessor shall disburse an amount not to exceed Lessor’s Contribution toward the Improvement Costs; provided, however, that the portion of Lessor’s Contribution to be applied against Soft Costs shall not exceed Five Hundred Sixty-Two Thousand Nine Hundred Seventy-Two Dollars ($562,972.00).

4.3                               Disbursement of Lessor’s Contribution.

(a)                                 Lessor shall make progress payments to Lessee (or, at Lessee’s election, Lessee’s general contractor) from Lessor’s Contribution for the work performed during the previous month, less a retainage of ten percent (10%) of each progress payment (“Retainage”), such that if all conditions set forth in this Exhibit to Lessor’s obligation to make a progress payment have been satisfied and (i) the invoice for which Lessee seeks a progress payment states that the Retainage has been deducted from the total amount owed, the progress payment will be for entire amount that is then payable under such invoice, and (ii) the invoice for which Lessee seeks a progress payment does not state that the Retainage has been deducted from the total amount owed, the progress payment will be for ninety percent (90%) of the invoiced amount. Prior to disbursement of the first progress payment, Lessor shall have received a copy of Lessee’s construction contract with the Contractor and Lessee’s budget (showing all Improvement Costs) for the Leasehold Improvements.  Each progress payment shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of Lessor’s Contribution and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Leasehold Improvements, then Lessor’s reasonable estimate thereof) for the performance of all of the Leasehold Improvements shown Lessee’s Plans as approved by Lessor.

(b)                                 Prior to disbursement of the first progress payment, Lessor shall have approved Lessee’s construction contract with the Contractor and Lessee’s budget (showing all Improvement Costs) for the Leasehold Improvements, such approvals not to be unreasonably withheld, conditioned or delayed.

(c)                                  If Lessor receives Lessee’s request (together with the supporting documentation required hereunder) for a disbursement from Lessor’s Contribution on or before the twentieth (20th) day of a month, Lessor will make such disbursement not later than on the last day of the first calendar month following the calendar month during which Lessor received such request.  If Lessor receives Lessee’s request (together with the supporting documentation required hereunder) for a disbursement from Lessor’s Contribution after the twentieth (20th) day of a month, Lessor will make such disbursement not later than on the last day of the second calendar month following the calendar month during which Lessor received such request. Each of Lessee’s requisitions for a disbursement from Lessor’s Contribution shall be signed by Lessee’s Representative, shall set forth the names of each contractor and subcontractor to whom payment is due or for which Lessee seeks reimbursements for payments made by Lessee and the amount thereof, and shall be accompanied by:

(i)                                     with respect to the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, and after the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, together with copies of unconditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials which were the subject of previous progress payments by Lessor and Lessee;

(ii)                                  Lessee’s Architect’s written certification that the work for which the requisition is being made has been Substantially Completed in accordance with the Plans and Specifications; and

(iii)                               such other documents and information as Lessor may reasonably request.

(d)                                 Lessor shall disburse the Retainage upon submission by Lessee to Lessor of Lessee’s requisition therefor accompanied by all documentation required above, together with:

(i)                                     Lessee’s Architect’s written certification of final completion of the Leasehold Improvements in accordance with the Plans and Specifications. In addition, Lessor with the opportunity to inspect the Demised Premises so that Lessor can be reasonably satisfied of the final completion of the Leasehold Improvements in accordance with the Plans and Specifications;

(ii)                                  a copy of all certifications and approvals with respect to the Leasehold Improvements that may be required from any Governmental Authority and/or any board or fire underwriters or similar body for the use and/or reoccupancy of the Demised Premises;

(iii)                               final waivers and releases of lien in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers;

(iv)                              certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement;

(v)                                 a copy of each guaranty, warranty and O&M manual in PDF format applicable to the Leasehold Improvements. At Lessor’s request, Lessee shall enforce, at Lessee’s expense, all guarantees and warranties made with respect to the Leasehold Improvements; and

(vi)                              final certified air balance reports for the Demised Premises.  Final “as-built” plans in electronic form prepared on the AutoCAD Computer Assisted Drafting and Design System, using naming conventions, as well as a copy thereof in PDF format.

4.4                               Special Application of Lessor’s Contribution. If any portion of Lessor’s Contribution remains after final payment of all Improvement Costs, such remaining portion shall be retained by and belong to Lessor.

4.5                               Additional Rent.  All amounts payable by Lessee pursuant to this Work Agreement shall be deemed to be additional rent for purposes of the Lease.

4.6                               Conditions to Advance. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, Lessor shall have no obligation to make any payment or disbursement from Lessor’s Contribution (i) if the Lease is not in full force and effect or there exists any default by Lessee beyond any applicable notice and/or cure period; (ii) for any deposit or off-site prefabrication, whether for Leasehold Improvements, Lessee’s Equipment or otherwise; (iii) for any Leasehold Improvements that is not in place at the Demised Premises; or (iv) for any Lessee’s Equipment not located at the Demised Premises.

4.7                               Failure to Pay Contractors. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, assuming Lessor funds disbursement requests in accordance with the terms of this Work Agreement, if Lessee does not pay any of Lessee’s Contractors or material suppliers, Lessor shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Lessee, and Lessee agrees the same shall be deemed Additional Rent and shall be paid by Lessee within ten (10) days after Lessor delivers to Lessee an invoice therefor.

4.8                               Excess Costs.  If Lessor reasonably determines at any time that the Improvement Costs exceed or might exceed the remaining Lessor’s Contribution (the “Excess Cost”), Lessee shall pay such Excess Cost to Lessor within thirty (30) days after Lessee’s receipt of a written request therefor.  Once Lessor has received the Excess Cost payment and the full amount of the Excess Cost held by Lessor has been used to pay Improvement Costs, Lessor shall apply the remaining Lessor’s Contribution towards payment of the Improvement Costs.

Annex 1

Requirements for Preliminary Space Plan

Floor plans showing partition arrangement including the following information:

a.                                      space plan showing the general layout of offices, open plan areas and special tenant areas;

b.                                      typical individual work station layouts;

c.                                       show door locations and door swings in partitions;

d.                                      identify general location and size of interconnecting stairs;

e                                          indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

f.                                        indicate locations for coffee rooms and shower rooms; and

g.                                       preliminary locations for built-in millwork.

Annex 2

Requirements for Final Space Plan and
Design Development Review

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:

a.                                      identify the location of conference rooms and density of occupancy;

b.                                      indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.                                       identify the location of any food service areas or vending equipment rooms;

d.                                      identify areas, if any, requiring 24 hour air conditioning;

e.                                       indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.                                        identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.                                       identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.                                      indicate light switches in offices, conference rooms and all other rooms in the Demised Premises;

i.                                          indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.                                         indicate the location of: (A) electrical receptacles one hundred twenty (120) volts, including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Lessee’s business equipment which requires 208 volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k.                                      indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.                                          indicate the swing of each door;

m.                                  indicate any special file systems to be installed which would require special construction; and

n.                                      lighting layouts for each floor.

Annex 3

Requirements for Plans and Specifications

Final architectural detail and working drawings, finish schedules and related plans in PDF format including without limitation the following information and/or meeting the following conditions:

a.                                      specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.                                      complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Leasehold Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; and

c.                                       all final floor plans must be drawn to a scale of one-eighth (l/8) inch to one (l) foot except for larger scaled detailed drawings.  Any architect or designer acting for or on behalf of Lessee shall be deemed to be Lessee’s agent in all respects with respect to the design and construction of the Demised Premises.

Annex 4

Construction Rules and Regulations

1.                                      Lessee and/or the general contractor will supply Lessor with a copy of all permits prior to the start of any work.

2.                                      Lessee and/or the general contractor will post the building permit, as required by applicable regulations, within the Demised Premises while work is being performed.

3.                                      The Lessee shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s project manager and the Project Manager.

4.                                      No construction is to be started until the drawings required under the Work Agreement have been submitted and approved in writing by Lessor.

5.                                      Lessor is to be contacted by Lessee when work is completed for final inspection.  All damage to building will be determined at that time unless determined earlier.

6.                                      Any work that is to be performed in other than Lessee’s Demised Premises must be reviewed and scheduled in advance with the Lessor.

7.                                      Lessor will be notified of all work schedules of all workmen on the job and will be notified, in writing, in advance, of names of those who may be working in the building after “normal” business hours.

8.                                      Construction personnel must carry proper identification at all times.

9.                                      All workers to be appropriately dressed for their work responsibility.

10.                               Lessor must approve all roof top equipment and placement.  All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.                               Lessor shall designate contractor-parking areas (if any).

12.                               Contractor must notify Lessor two days prior to an independent air balancing service by a certified air balance company.  Lessor’s building engineer will accompany the contractor during their work. Lessor must receive a copy of the final approved balance report.

13.                               Before Lessor makes final payment, five sets of as-built and all O&M manuals as well as a CADD disc must be submitted to Lessor.

14.                               The general contractor and Lessee shall be responsible for all loss of their materials and tools and shall hold Lessor harmless for such loss and from any damages or claims resulting from the work.

15.                               The general contractor shall maintain insurance coverage throughout the job of a type(s), in amounts and issued by an insurance company, reasonably satisfactory to Lessor and licensed to write the type of coverage so required in the jurisdiction in which the Building is located. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the Lease with such parties being named as additional insureds as Lessor requires from time to time.

16.                               All key access, fire alarm work, or interruption of security hours must be arranged with the Lessor.

17.                               Proper supervision shall be maintained at the job site at all times and Lessee’s workmen, mechanics and contractors must not unreasonably interfere with the Buildings operations or Lessor.  Lessee’s workmen, mechanics and contractors shall use good faith efforts to work in harmony with and shall not unreasonably interfere with any labor employed by the property manager or any other Lessee, or their workmen, mechanics and contractors.

18.                               Lessor is to be notified in advance of all ties into Base Building Systems, welding, or any work affecting the base building or other tenant spaces unless agreed to otherwise, all tie-ins to base building fire alarm systems are performed by Lessor, designated contractor and cost borne by Lessee.

19.                               The following work, of which Lessor is to be notified in advance, must be done on overtime and not during normal business hours once any portion of the building is occupied (by tenants other than the property management office):

•                                          Demolition which per building manager’s judgment may cause disruption to other tenants.

•                                          Oil base painting (on multi-tenant floors)

•                                          Gluing of carpeting (on multi-tenant floors)

•                                          Shooting of studs for mechanical fastenings

•                                          Testing of life safety system, sprinkler tie-ins.

•                                          Work performed in occupied spaces.

•                                          Welding, brazing, soldering and burning with proper fire protection and ventilation.

•                                          Other activities that, in building manager’s judgment, may disturb other tenants.

20.                               All building shutdowns — electrical, plumbing, HVAC equipment, fire and life-safety must be coordinated with Lessor in advance. Lessor’s and Factory Mutual procedures for hot work, fire alarm and sprinkler shutdowns must be followed. Lessor’s on-site engineer will detail the requirements summarized below:

•                                          Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

•                                          Call outs for fire alarm and sprinkler systems must be made with and only with Lessor’s personnel and with the attached forms.  All systems must be put back into service at the end of each work day and working correctly.

•                                          Hot work, i.e., torch burning/cutting and welding must be permitted through Lessor’s personnel and contractor must use Lessor’s form.

•                                          When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

•                                          Forms are to be provided at kickoff meeting.

21.                               Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction

22.                               No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies or fire stairs at any time.

23.                               Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

24.                               Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency.  The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel.  These elevators may be used only when they are completely protected as reasonably determined by Lessor’s building engineer.

25.                               Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. They may be removed from time to time as reasonably requested by the Lessor.

26.                               Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned after use.  Construction debris or materials found in public areas will be removed at Lessee’s cost.

27.                               Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building.  Building trash containers are not to be used for construction debris.  Lessor reserves the right to bill Lessee for any cost incurred to clean up debris left by the general contractor or any subcontractor (other than Contractor).

28.                               All construction materials or debris must be stored within the project confines or in an approved lock-up.

29.                               Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.                               Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.                               There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.                               There will be no alcohol or controlled substances allowed or tolerated.

33.                               There will be no yelling or boisterous activities.

34.                               Radios shall not be played on job site, except that radios shall be permitted until the first tenant occupies any portion of the Building. In any event, radio volume shall be kept to a reasonable level as reasonably determined by Lessor.

35.                               Lessor shall grant access to the base building electrical, telephone and mechanical rooms.

36.                               No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Lessor (which shall not be unreasonably withheld, conditioned or delayed).

37.                               No electrical services are to be put on the emergency circuit, without specific written approval from Lessor (which shall not be unreasonably withheld, conditioned or delayed).

38.                               When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.                               All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manager/representative or representative.

40.                               Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster.  If it is a dumpster, then such debris shall be kept within the confines of the dumpster.  The general contractor shall coordinate the location of the dumpster with the landlord and plywood shall be used to protect the surface from damage.

41.                               Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any tenant or their invitees to the building.  No smoking in the building will be allowed at any time.

42.                               Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

43.                               Adequate lighting is to be provided in construction areas to achieve a safe working environment.

44.                               A Lessee valve tag chart shall be submitted to the Lessor.

45.                               All piping and wiring systems shall be adequately supported from building structure.

46.                               The cleaning of condenser water pipes shall be done in the presence of the Lessor’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

47.                               All mechanical and electrical equipment shall have permanent identification labels affixed.

48.                               Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection as required by law.

49.                               All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

50.                               All air handlers, CAV boxes and VAV boxes need pre-filters (construction filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required.  All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.

51.                               All mechanical, telephone, electrical and pump room floors within the Demised Premises, must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Lessor’s standard colors.

52.                               If Lessee uses any elevator(s) during the performance of the Leasehold Improvements, after all tenant construction is complete, the mechanical equipment within the elevator shaft needs to be cleaned by the elevator service provider at tenant contractor’s expense.  This includes rails, pits and tops of cabs, but does not include the walls of the shaft.